United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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NAUTILUS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Dear Fellow Shareholder,

On behalf of the Board of Directors (the “Board”) of Nautilus, Inc. (“Nautilus” or the “Company”), we are writing to request your support at our 2022 Annual Meeting of Shareholders (the “Annual Meeting”) by voting in favor of Proposal No. 3 described in our Proxy Statement, dated June 17, 2022 (the “2022 Proxy Statement”).

Our 2022 Proxy Statement requests that the Company’s shareholders consider and vote upon a number of proposals, including a proposal to approve an amendment and restatement to our Amended 2015 Long-Term Incentive Plan (the “Plan”), to increase the number of shares reserved for issuance by 4,000,000 shares (“Proposal No. 3”). Importantly, failure to receive shareholder approval for this proposal would prevent Nautilus from using stock-based awards to continue to recruit and compensate our talent, forcing the Company to rely more heavily on its cash reserves for long-term incentive payments.

Glass Lewis & Co. Inc. has recommended a vote FOR Proposal No. 3. Another advisory firm, Institutional Shareholder Services (“ISS”), recommended against Proposal No. 3 based on their estimated cost of the Plan. Although we respect the opinion of ISS, please consider the following points as you evaluate Proposal No. 3:
•If the proposal is not approved, we would not be able to make meaningful long-term incentive grants with equity under the Plan this year and we would be required to rely more heavily on long-term incentives using cash. This would increase our cash compensation expense and utilize cash that could otherwise be used to grow our business. We would be at a severe competitive disadvantage if we could not use stock-based awards to continue to recruit and compensate our talent.
•Our equity-based compensation plan aligns employees with shareholders. Our Plan benefits the interests of our shareholders when we grant equity incentives by effectively linking employee compensation to the performance of our Common Stock, as well as linking the goals and objectives of our employees with the interests of our shareholders to promote a focus on long-term value creation.
•We are in a highly competitive marketplace for talent, and without the ability to offer competitive equity grants to attract and retain our talent, we may lose, or fail to attract, key employees, which could impair our ability to execute on our strategy, therefore harming shareholder value. Building organizational capabilities is an important piece to the Company’s digital transformation. The ability to provide stock-based awards has been critical to the immense progress we have made in attracting seasoned talent and leaders.
•We have historically granted a significant portion of long-term incentive equity grants in performance-based vehicles, and we intend to continue to do so going forward. The use of performance-based equity vehicles (e.g., performance-based stock units) emphasizes long-term Company performance and further aligns executive officer interests with those of our shareholders, as these shares are only earned if specific performance goals are achieved.
•We are responsible in our use of equity and in managing dilution to shareholders. While the use of equity is critical in achieving our business and talent objectives as described above, we also understand the dilutive impact to shareholders. In determining our share request in Proposal No. 3, we analyzed the implied dilution to shareholders as compared to market practice and determined a share request that we consider to be reasonable in light of the criticality of equity compensation as well as the resulting dilution to shareholders.

Board Recommendation

Our Board of Directors unanimously recommends that you vote FOR the approval of the amended and restated Amended 2015 Long-Term Incentive Plan described in Proposal No. 3.
Even if voting instructions for your proxy have already been given, you can change your vote at any time before the Meeting by giving new voting instructions as described in more detail in the 2022 Proxy Statement.

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